UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2020

Nexstar Media Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50478	23-3083125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700, Irving, Texas		75062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 373-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	NXST	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2020, Nexstar Media Group, Inc. (the “Company”) announced the promotion of Thomas E. Carter as its President and Chief Operating Officer of the Company effective October 1, 2020. In conjunction with his promotion, on September 25, 2020, Mr. Carter entered into a new Executive Employment Agreement (the “Employment Agreement”), effective as of October 1, 2020. The initial term of the Employment Agreement ends on December 31, 2023, and the term will automatically renew for successive one-year periods, subject to earlier termination provided under the Employment Agreement. Mr. Carter will retain his current responsibilities as Chief Financial Officer of the Company for the foreseeable future.

Pursuant to the Executive Employment Agreement, Mr. Carter shall be entitled to a base salary of $1,000,000 beginning October 1, 2020, subject to annual increases, but not decreases, at the discretion of the Chief Executive Officer (“CEO”) of the Company.

In addition, Mr. Carter will be eligible to receive an annual bonus of $618,750 for the 2020 fiscal year, or in excess of such amount as determined by the CEO, with the approval of the Compensation Committee of the Board of Directors, based on, among other things, whether Mr. Carter achieved the goals established for him by the CEO and/or the Board of Directors. Beginning with fiscal year 2021, Mr. Carter will be eligible to receive an annual bonus in the amount of up to 100% of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, up to a maximum of 200% of his annual base salary in effect at the end of that fiscal year, as the CEO, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate), prorated for any partial fiscal year during which Mr. Carter is employed by the Company based on the following criteria:

•

50% based on the Company’s performance for each such preceding two-year period equaling or exceeding the midpoint of the peer group companies’ (as defined in the Employment Agreement) reported percentage of Net Revenue and/or EBITDA growth based on the audited financial results; and

•

50% discretionary, based on, but not limited to, the following areas: (Strategic Initiatives, Human Capital Initiatives, including succession planning and execution, and Investor Relations Initiatives)

In connection with Mr. Carter’s promotion and entry into the Employment Agreement, the Company also issued Mr. Carter restricted stock units (the “RSUs”), as follows:

Date of the Award	Time-Vesting RSU Awarded		Performance-Based RSU Awarded
September 25, 2020	37,500	(a)	37,500	(b)
(a)

The Time-Vesting RSUs will vest in equal annual installments of 12,500 RSUs on each of September 25, 2021, September 25, 2022 and September 25, 2023, subject to Mr. Carter’s continued employment with the Company on such dates.

(b)

The Performance-Based RSUs will vest in equal annual installments of 12,500 RSUs on each of September 25, 2021, September 25, 2022 and September 25, 2023 if the total shareholder return for each such preceding calendar year equals or exceeds the midpoint of the Company’s TSR Peer Group (as defined in the Employment Agreement).

In the event of Mr. Carter’s termination of employment by the Company for any reason other than for Cause (including Mr. Carter’s termination of employment in connection with a Change in Control (as such terms are defined in the Employment Agreement)) or due to Mr. Carter’s resignation with Good Reason (as defined in the Employment Agreement), subject to Mr. Carter’s execution and non-revocation of a release of claims in favor of the Company and Mr. Carter’s continued compliance with the restrictive covenants set forth in the Employment Agreement, Mr. Carter will be eligible to receive severance payments consisting of (i) an amount equal to 12-months his then-current annual base salary, payable in a lump sum within 60 days of such termination of employment, (ii) a prorated portion bonus based on (A) actual Company performance if such termination is by the Company for any reason other than for Cause, or (b) Mr. Carter’s target bonus opportunity if such termination is by Mr. Carter for Good Reason, and (iii) an additional lump sum payment equal to $20,800. The Employment Agreement also provides that if Mr. Carter’s employment is terminated due to his death or disability, Mr. Carter will be eligible to receive his earned but unpaid annual bonus for the year prior to the year of such termination, as well as payment of a prorated portion of his annual bonus for the year of such termination based on actual performance.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete copy of that agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. A copy of the press release is also attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated as of September 25, 2020 between Thomas E. Carter and Nexstar Media Group, Inc.
99.1	Press Release of Nexstar Media Group, Inc. dated September 29, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXSTAR MEDIA GROUP, INC.

	By:	/s/ Elizabeth Ryder
Date: October 1, 2020	Name:	Elizabeth Ryder
	Title:	Executive Vice President, General Counsel & Secretary

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